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For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer Andrzej Matyczynski – EVP Global Operations (213) 235-2240

Reading International Reports Fourth Quarter and Full Year 2021 Results

and COVID-19 Business Update

Earnings Call Webcast to Discuss 2021 Fourth Quarter and Full Year Financial Results and COVID-19 Updates

Scheduled to Post to Corporate Website on Friday,  March 18, 2022

New York,  New York - (BUSINESS WIRE) March 16, 2022:  Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced its results for the fourth quarter and year ended December 31, 2021.

President and Chief Executive Officer, Ellen Cotter said, “Our financial results for the fourth quarter 2021 were the strongest quarterly results since the onset of the pandemic. We reported significant improvement in earnings per share, worldwide revenues, and operating income at our global cinemas, despite the continuing pandemic challenges, including government mandated cinema closures for the early part of Q4 2021 in Australia and New Zealand and mandated seating capacity restrictions in certain markets.  We were also pleased to announce in February 2022 that, following the completion of construction and lease negotiations through the pandemic, we executed a long-term lease with a national retailer for three levels of our 44 Union Square building in New York City.”

“The recent blockbuster performances of Spider-Man: No Way Home, Uncharted and The Batman at the global box office reinforce our confidence in the recovery of our global cinema business. Additionally, our belief that specialty audiences will continue seeing great films in a shared cinema environment was supported by the recent box office performance of films like The French Dispatch, Licorice Pizza, The Worst Person in the World and Parallel Mothers.”

“To date, our ‘two business/three country’ diversified business strategy has successfully supported our Company. I want to recognize and thank our employees whose dedication and hard work over the last two years have been instrumental in sustaining our Company through these difficult times. Throughout the pandemic, we looked solely to our own resources and took the steps that were, in our view, the most likely to protect our Company, our stockholders, employees, lenders and other major stakeholders while at the same time protecting our Company’s future. We re-evaluated our real estate portfolio in light of our liquidity needs and capital constraints and monetized five of our real estate assets, which were primarily non-income producing land or assets that would have required substantial capital investment to achieve any material enhancement in value, generating $142.0 million in cash. Our progress comes despite our ineligibility for any federal funding in the U.S. through the Shuttered Venue Operating Grant (SVOG) program given our public company status. Over the coming months, we will continue to pursue government funding that may become available to further bolster our recovery post-pandemic, however there is no assurance that such funding will be granted.”

Key Financial Results for Fourth Quarter of 2021

•	Basic earnings per share improved significantly from a loss per share of $0.80 in Q4 2020 to an earnings per share (“EPS”) of $0.02 in Q4 2021.

•	Adjusted EBITDA grew from a negative Adjusted EBITDA of $7.8 million in Q4 2020 to a positive Adjusted EBITDA of $2.8 million in Q4 2021.

•	Net income improved dramatically from a net loss of $17.4 million in Q4 2020 to a net income of $0.3 million in Q4 2021.

•	Worldwide revenues more than tripled to $49.9 million in Q4 2021, due to a much stronger film slate with movies, like Spider-Man: No Way Home, Venom: Let There Be Carnage, and No Time to Die.

•

Operating loss of $4.3 million in Q4 2021, reduced 71% from a loss of $14.7 million compared to the same period in 2020, even though we endured (i) mandated cinema closures in Australia and New Zealand and (ii) mandated seating capacity restrictions in certain cinema markets during the early part of Q4 2021.

Key Financial Results for the Full Year 2021

•

Due to strategic real estate asset monetizations at compelling prices during the first nine months of 2021, basic EPS increased significantly by 149% from a loss per share of $3.00 in 2020, to an EPS of $1.46 in 2021.

•	Similarly, Adjusted EBITDA increased dramatically to a positive Adjusted EBITDA of $74.2 million in 2021, compared to negative Adjusted EBITDA of $38.9 million in 2020.

•	Net income grew substantially from a net loss of $65.2 million in 2020, to a net income of $31.9 million in 2021.

•

Worldwide revenues improved significantly to $139.1 million in 2021, compared to $77.9 million in 2020,  due to a more robust film slate and a higher number of operational days for our cinema circuit in 2021 compared to 2020.

•	A significant reduction in our 2021 operating loss of $41.8 million, compared to an operating loss of $61.3 million in 2020.

Key Highlights from Our Cinema Business

Despite mandated cinema closures in the early part of Q4 2021 in Australia and New Zealand and seat capacity restrictions in certain markets, we achieved a cinema operating income of $2.0 million during the fourth quarter of 2021; our first quarter of positive operating income since the onset of the pandemic. Our global cinema revenues of $47.2 million increased by 288.8% in the fourth quarter of 2021, when compared to the same period in 2020. Our global cinema revenues for the year-ended December 31, 2021,  compared to 2020, increased by 89% to $126.8 million and our global cinema operating loss decreased by 59% to a loss of $18.6 million. As vaccination rates increased and certain government-imposed restrictions decreased, major movie studios began to release blockbuster films, like Spider-Man No Way Home, Venom: Let There Be Carnage, and No Time to Die.

As of the date of this earnings release,  none of our cinemas are closed due to COVID-19. Further, we have not had to close any theaters due to foreclosures or lease terminations.

Reinforcing our commitment to the strength of the cinema business, we continued investing in our cinema portfolio during 2021: (i) in June 2021, we opened a new state-of-the-art six-screen Reading Cinemas with two TITAN LUXE screens at Millers Junction Village, Victoria in Australia, (ii) in December 2021, we opened a new five screen Reading Cinemas in Traralgon, Victoria in Australia, (iii) in November 2021, we re-opened our Consolidated Theatre at the Kahala Mall in Honolulu following a renovation featuring conversion of all screens to recliner seating and the addition of a state-of-the art-kitchen and lobby redesign, and (iv) in Q4 2021, we commenced the renovation of our Consolidated Theatre in Kapolei in Western Oahu, Hawaii, which relaunched on March 3, 2022 with eight screens featuring recliner seating and a renovation of the lobby areas.

Key Highlights from Our Real Estate Business

Our global real estate revenues for the fourth quarter 2021 compared to 2020,  decreased by 7% to $2.8 million and our global real estate operating loss was $1.5 million. These results reflect (i) increased property carrying costs related to our 44 Union Square property, which had been capitalized in the past, as well as the commencement of depreciation for this property, and (ii) a decrease in property rental income in Australia due to the monetization of our Auburn/Redyard center during the second quarter of 2021.  However, our Live Theatres in New York City reported increased operating income during the fourth quarter 2021 as both the Orpheum and Minetta Lane Theatres were open and holding public performances for most of the fourth quarter 2021.

Our global real estate revenues for the year-ended December 31, 2021, compared to 2020,  decreased by 2% to $12.8 million and our global real estate operating loss was $5.4 million.  A decrease in property rental income in Australia due to the monetization of our Auburn/Redyard center during the second quarter of 2021, negatively impacted our annual results. But, again, the operating income of our Live Theatres in New York City increased compared to 2020, when the theaters closed in mid-March 2020 due to the pandemic.

Strategic Asset Monetizations

Australia

On June 9, 2021,  we monetized our Auburn/Redyard center for $69.6 million (AU$90.0 million). We recognized a gain on sale after costs to sell of $38.7 million (AU$50.1 million) over our $30.2 million (AU$39.1 million) net book value. As part of the transaction, we entered into a lease with the purchaser to continue to operate our Reading Cinema at Auburn/Redyard.

New Zealand

On March 4, 2021,  we monetized our two industrial properties adjacent to the Auckland Airport in Manukau/Wiri in New Zealand, representing 70.4 acres, for $56.1 million (NZ $77.2 million). We recognized a gain on sale after costs to sell of $41.0 million (NZ$56.3 million) over our $13.6 million (NZ$18.7 million) net book value.

On August 30, 2021, we sold our cinema building and ancillary land in Invercargill for $3.8 million (NZ$5.4 million) to the owner of the adjacent shopping center property, which is currently undergoing a major redevelopment. As part of the transaction, we entered into a lease with the purchaser to continue to operate our Reading Cinema.

United States

On March 5, 2021, we monetized our approximately 202-acre raw land holdings in Coachella, California for $11.0 million (recognizing a gain on sale after costs to sell of $6.3 million over our $4.4 million net book value). As a 50% member of Shadow View Land and Farming LLC, the entity that owned the property, our Company received 50% of the sale proceeds, being $5.3 million. As raw land, this asset produced no operating income while continuing to generate carrying costs, such as taxes, insurance and maintenance.

On June 30, 2021, we monetized our Royal George Theatre property in Chicago for $7.1 million. We realized a gain on sale after costs to sell of $5.0 million over our $1.8 million net book value.

Our Balance Sheet, Cash, and Liquidity

As of December 31, 2021,  our cash and cash equivalents were $83.3 million, which included approximately $10.9 million in the U.S., $49.5 million in Australia and $22.8 million in New Zealand. As of December 31, 2021,  our total outstanding bank borrowings were $236.9 million against total book value assets of $687.7 million. Through the pandemic, our top financial priority has been liquidity management.

In response to the pandemic, we implemented the following:

•

During the first quarter of 2020, we drew down all available borrowing capacity under our credit facilities with Bank of America, National Australia Bank (“NAB”) and Westpac to support our liquidity in light of COVID-19;

•	Our gross debt balance (gross of deferred financing costs) decreased from $285.0 million on December 31, 2020, to $236.9 million on December 31, 2021;
•	During the second quarter of 2021, we refinanced our 44 Union Square loan with a new $55.0 million mortgage facility with Emerald Creek Capital;
•	In November 2021, we repaid and retired our $5.0 million line of credit with Bank of America;
•

In June 2021, we repaid $15.7 million (AU$20.0 million) of our Revolving Corporate Markets Loan facility with NAB, using a portion of the proceeds of our monetization of Auburn/Redyard to permanently reduce the availability under the line;

•

Throughout 2021, we repaid $11.7 million on our Bank of America revolving credit facility, bringing the outstanding balance to $39.5 million. In November 2021, we also restructured this facility into a term loan;

•	Throughout 2021, we repaid $12.5 million (NZ$18.2 million) of our Westpac revolving facility, permanently reducing the funding available; and
•	On March 3, 2022, we exercised the first of two six-month options to extend the Cinemas 1,2,3 Term Loan, taking the maturity to October 1, 2022.

For more information about our borrowings, please refer to Note 11 – Borrowings of our Annual Report on Form 10-K for the year ended December 31, 2021.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on March 18, 2022, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com on March 17, 2022 by 5:00 p.m. Eastern Standard Time. The audio webcast can be accessed by visiting https://investor.readingrdi.com/financials.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company operating through various domestic and international subsidiaries, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

Reading’s cinema subsidiaries operate under multiple cinema brands: Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and the State Cinema. Its live theatres are owned and operated by its Liberty Theaters subsidiary, under the Orpheum and Minetta Lane names. Its signature property developments are maintained in special purpose entities and operated under the names Newmarket Village, Cannon Park, and The Belmont Common in Australia, Courtenay Central in New Zealand, and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995, including those related to our expected ability to keep our cinemas and theatres open to the public and the availability of compelling movie content; our expected operated results; our belief regarding our business structure and diversification strategy; our belief regarding our ability to obtain additional rent relief from our cinema landlords; our belief regarding the branding and marketability of 44 Union Square to potential tenants; our expectations regarding credit facility covenant compliance and our ability to continue to obtain any necessary covenant waivers; and our expectations of our liquidity and capital requirements and the allocation of funds. You can recognize these statements by our use of words, such as “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Forward-looking statements made by us in this earnings release are based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, those factors discussed throughout Part I, Item 1A – Risk Factors – and Part II Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations – of our Annual Report on Form 10-K for the most recently ended fiscal year, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Reading International, Inc. and Subsidiaries

Consolidated Statements of Operations

(U.S. dollars in thousands, except share information)

	2021	2020	2019
Revenues
Cinema	$126,812	$67,014	$262,189
Real estate	12,248	10,848	14,579
Total revenues	139,060	77,862	276,768
Costs and expenses
Cinema	(122,901)	(91,065)	(210,050)
Real estate	(10,106)	(8,578)	(9,453)
Depreciation and amortization	(22,746)	(22,317)	(22,747)
General and administrative	(25,100)	(16,998)	(25,395)
Impairment of long-lived assets	—	(217)	—
Total costs and expenses	(180,853)	(139,175)	(267,645)
Operating income (loss)	(41,793)	(61,313)	9,123
Interest expense, net	(13,688)	(9,354)	(7,904)
Gain (loss) on sale of assets	92,219	(1)	(2)
Other income (expense)	3,762	293	325
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	40,500	(70,375)	1,542
Equity earnings of unconsolidated joint ventures	258	(449)	792
Income (loss) before income taxes	40,758	(70,824)	2,334
Income tax benefit (expense)	(5,944)	4,967	(28,837)
Net income (loss)	$34,814	$(65,857)	$(26,503)
Less: net income (loss) attributable to noncontrolling interests	2,893	(657)	(74)
Net income (loss) attributable to Reading International, Inc.	$31,921	$(65,200)	$(26,429)
Basic earnings (loss) per share	$1.46	$(3.00)	$(1.17)
Diluted earnings (loss) per share	$1.42	$(3.00)	$(1.17)
Weighted average number of shares outstanding–basic	21,801,719	21,749,155	22,631,754
Weighted average number of shares outstanding–diluted	22,406,816	22,215,511	22,784,122

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	December 31,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$83,251	$26,826
Restricted cash	5,320	8
Receivables	5,360	2,438
Inventories	1,408	1,059
Derivative financial instruments - current portion	96	—
Prepaid and other current assets	4,871	8,406
Land held for sale	—	17,730
Total Current Assets	100,306	56,467
Operating properties, net	306,657	353,125
Operating lease right-of-use assets	227,367	220,503
Investment and development properties, net	9,570	11,570
Investment in unconsolidated joint ventures	4,993	5,025
Goodwill	26,758	28,116
Intangible assets, net	3,258	3,971
Deferred tax assets, net	2,220	3,362
Derivative financial instruments - non-current portion	112	—
Other assets	6,461	8,030
Total Assets	$687,702	$690,169
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$39,678	$38,877
Film rent payable	7,053	2,473
Debt - current portion	11,349	41,459
Subordinated debt - current portion	711	840
Derivative financial instruments - current portion	181	218
Taxes payable	10,655	82
Deferred current revenue	9,996	10,133
Operating lease liabilities - current portion	23,737	22,699
Other current liabilities	3,619	3,826
Total Current Liabilities	106,979	120,607
Debt – long-term portion	195,198	213,779
Derivative financial instruments - non-current portion	—	212
Subordinated debt - non-current portion	26,728	26,505
Noncurrent tax liabilities	7,467	13,070
Operating lease liabilities - non-current portion	223,364	212,806
Other non-current liabilities	22,906	22,017
Total Liabilities	$582,642	$608,996
Commitments and Contingencies
Stockholders’ Equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,
33,198,500 issued and 20,262,390 outstanding at December 31, 2021 and 33,004,717
issued and 20,068,606 outstanding at December 31, 2020	$233	$231
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at December 31, 2021 and 2020	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at December 31, 2021 and 2020	—	—
Additional paid-in capital	151,981	149,979
Retained earnings (accumulated deficit)	(12,632)	(44,553)
Treasury shares, at cost	(40,407)	(40,407)
Accumulated other comprehensive income	4,882	12,502
Total Reading International, Inc. ("RDI") Stockholders’ Equity	104,074	77,769
Noncontrolling Interests	986	3,404
Total Stockholders’ Equity	$105,060	$81,173
Total Liabilities and Stockholders’ Equity	$687,702	$690,169

Reading International, Inc. and Subsidiaries

Segment Results

(U.S. dollars in thousands)

	Quarter Ended			Year Ended
	December 31,		% Change Favorable/	December 31,		% Change Favorable/
(Dollars in thousands)	2021	2020	(Unfavorable)	2021	2020	(Unfavorable)
Segment revenue
Cinema
United States	$26,029	$2,840	>100%	$59,887	$27,422	>100%
Australia	17,697	7,573	>100%	55,317	32,515	70%
New Zealand	3,506	1,735	>100%	11,608	7,077	64%
Total	$47,232	$12,148	>100%	$126,812	$67,014	89%
Real estate
United States	$697	$257	>100%	$1,926	$1,422	35%
Australia	1,855	2,526	(27)%	9,855	10,576	(7)%
New Zealand	264	252	5%	982	965	2%
Total	$2,816	$3,035	(7)%	$12,763	$12,963	(2)%
Inter-segment elimination	(129)	(162)	20%	(515)	(2,115)	76%
Total segment revenue	$49,919	$15,021	>100%	$139,060	$77,862	79%
Segment operating income (loss)
Cinema
United States	$437	$(10,731)	>100%	$(21,145)	$(39,371)	46%
Australia	1,488	(715)	>100%	2,054	(4,267)	>100%
New Zealand	117	(292)	>100%	454	(1,418)	>100%
Total	$2,042	$(11,738)	>100%	$(18,637)	$(45,056)	59%
Real estate
United States	$(823)	$(1,055)	22%	$(5,083)	$(3,399)	(50)%
Australia	(137)	434	(>100)%	1,645	2,336	(30)%
New Zealand	(487)	(378)	(29)%	(1,917)	(1,400)	(37)%
Total	$(1,447)	$(999)	(45)%	$(5,355)	$(2,463)	(>100)%
Total segment operating income (loss)(1)	$595	$(12,737)	>100%	$(23,992)	$(47,519)	50%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to net income (loss)

(U.S. dollars in thousands)

	Quarter Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands)	2021	2020	2021	2020
Net income (loss)	$349	$(17,394)	$31,921	$(65,200)
Adjustments for:
Interest expense, net	3,251	3,178	13,688	9,354
Income tax (benefit) expense	(6,436)	103	5,944	(4,967)
Depreciation and amortization	5,735	6,168	22,746	22,317
EBITDA	$2,899	$(7,945)	$74,299	$(38,496)
Adjustments for:
Legal expenses relating to the Derivative litigation, the James J. Cotter, Jr. employment arbitration and other Cotter litigation matters	(80)	170	(53)	(405)
Adjusted EBITDA	$2,819	$(7,775)	$74,246	$(38,901)

Non-GAAP Financial Measures

This Earnings Release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for our Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) – we evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of our Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.